Exhibit 10.16

120 Presidential Way
Suite 320
Woburn, MA 01801 USA	10/28/2005

Jeffrey G. Barnett

9 Beacon Hill Road

Marblehead, MA 01945

Dear Jeff:

On behalf of Demandware, Inc. (the “Company”), I am pleased to confirm our employment offer to you for the position of SVP Field Operations. In that position you will be responsible for, among other things, Sales and Services which include Sales, Professional Services, Partner Enablement, Training and Technical Support. Your starting salary will be 175,000 dollars, payable semi monthly (annualized) and your employment will commence as soon as convenient for you but no later than November 7.

In addition to the annual salary specified above, you are eligible to earn annual incentive bonuses totally $125,000. These bonuses will be based on the achievement of mutually agreed upon milestones or objectives and will be paid at least quarterly.

Subject to Board approval, you will be granted 574,526 options to purchase shares of Demandware, Inc. common stock pursuant to our Employee Stock Option Plan. This represents 4% of the outstanding common and preferred shares outstanding prior to our Series B financing. Subsequent to the successful completion of our Series B financing, you will receive an additional grant which will be a calculated amount such that the total number of options issued by way of the two grants will equate to the same 4%. The exercise price of the options will be set at the fair market value as of the date of grant (which we anticipate will correspond with the date your employment commences). The options shall be granted to you subject to the terms and conditions of the Employee Stock Option Plan and the attached Employee Stock Option Agreement, which must be executed on or before the date of grant. As more fully spelled out in the Employee Stock Option Agreement, both option grants shall vest as follows: twenty-five percent (25%) of the options on the one (1) year anniversary of your employment; and one forty-eighth (l/48th) of the options at the end of each month starting with the thirteenth (13th) month following the start date of your employment. Additionally, also subject to board approval, you are eligible to purchase up to 200,000 shares of Series-B preferred stock as part of the Series-B financing round. Your options will include a term which will provide for an acceleration of 12 months of vesting should there be a Sale Event and your employment, where employment is at least equivalent in terms of role, scope of responsibilities and compensation, is not continued within 12 months of that event.

You will be eligible to participate in all other employee welfare benefit plans generally made available by the Company to similarly-situated employees. Your participation will be in accordance with the plan rules and regulations as to eligibility, waiting periods etc. While these plans are subject to change without notice, they generally include medical, dental, short term and long term disability insurance as well as $50,000 of life insurance. In addition you may elect to participate in the Demandware 401K plan as well as a flexible spending plan (Section 125 Plan).

Initially you will be entitled to up to 25 Paid Time Off Days (PTO days) each year. These days may be used for vacation. They must also be used for days absent from work due to illness, sick days, or other personal reasons. These days will be deemed to be earned and accrue on a monthly basis and which will not be paid for in advance. You may not accrue more than your applicable maximum allotment of PTO days.

This offer is contingent on your execution and delivery to us of (i) this agreement, and (ii) the Company’s Non-Disclosure and Developments Agreement attached hereto, and (iii) the Employee Non-Solicitation and Non-Competition Agreement attached hereto by November 7, 2005 at 5:00 p.m., after which time this offer will terminate if not accepted. The execution of each of the above referenced documents is a condition of your employment.

Please note that your written acceptance of this offer also confirms your understanding and agreement that your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason. You further acknowledge that this letter does not constitute an employment contract.

If you are not a US Citizen it may be necessary for you to obtain a work permit or Visa from the U.S. Department of Homeland Security. If this is the case, the company will engage Immigration Attorneys and will make every reasonable effort to obtain the necessary authorizations for you to work in the U.S. If such a Work Permit, or Visa, is required, then it will become a condition of your employment and your employment will terminate if you are denied permission to work in the U.S.

We are tremendously excited about the opportunity for you to join our team. Please feel free to contact me if you need any further information prior to the deadline indicated above.

Yours truly,

/s/ Craig Dynes
DEMANDWARE, INC.

/s/ Jeffrey G. Barnett

Accepted this      day of         , 2005

From:	Tom Ebling
To:	Jeff Barnett

Date:	February 25, 2010

Subject: 2010 Performance Bonus

Your bonus opportunity for 2010 is $25,000. This is funded based upon company financial performance as follows:

The funding of this bonus does not guarantee that you will receive a bonus. In order to achieve any of this potential bonus, you must meet your individual objectives and be an employee at the time the bonus is paid. Your individual objectives and the portion of the bonus earned upon achievement are as follows:

Individual Objectives for 1H 2010

Portion
1. ACV budget for 2011: above $12M is Satisfactory, above $13M is Good, above $14M is Excellent	20%
2. GMV growth forecast for 2011. This will be assessed based upon our ability to confidently measure the positive impact from our RPG efforts in 2010 and thereby be more aggressive in planning future GMV growth for our customers.	20%

3. Brian Callahan’s success, your dispensability to North American month to month functioning of new customer sales in NA	15%

4. Indirect ACV budget for 2011: above $5M is Satisfactory, above $6M is Good, above $7M is Excellent	15%

5. Weighted average GMV commitment % on new ACV. Satisfactory is 1.9%, Good is 2%, Excellent is 2.1%. (Note: the weighted average only counts the first $400K of a new customer’s commitment into the weighting to avoid the effect of very large customers pushing the % down.)	15%

6. Customer renewals. Satisfactory is 90%. Excellent is 100% measured on a $ volume basis.	15%

In each case, we will assess the achievement of the objective as Excellent, Good, Satisfactory or Unsatisfactory. You will earn full value for Excellent, 90% for Good, 75% for Satisfactory or 0% for Unsatisfactory.

Bonuses will be distributed in February 2011

Sincerely,

/s/ Thomas D. Ebling                            /s/ JB

Thomas Ebling

CEO

Demandware Confidential	Page 1 of 1

Demandware

2010 Compensation Plan and Sales Commission Structure (the”Plan”)

Jeff Barnett, Executive Vice President Field Operations (the “VP”)

Quota:

VP’s 2010 sales quota is ACV billings of $8,504,853.

Base Salary:

VP’s base salary is $175,000.

Commission Plan:

Commissions will be awarded based on committed, signed contracts. The commission rates for 2010 Quota and above are as follows:

	Commissionable ACV	Commission percent
Base Rates	Up to $8,504,853	1. 176%
Accelerated Rates	Over $8,504,853	2% provided criteria below for overage met

Notes:

1.	Payment for earned Commissionable Revenue shall be made on the first available payroll following receipt of an executed contract by Demandware, provided VP is employed by Demandware on such date. No future commissions will be paid after the termination of employment, only what is due as of the termination date.

2.	Criteria required to be paid at Accelerated Rate (all criteria must be met)

a.	Indirect ACV quota of $3,405 must be met or exceeded

b.	Company GMV projections for existing customers must be met or exceeded

c.	Weighted average GMV commitment % for new business must be 2.0% or higher (Note: the weighted average only counts the first $400K of a new customer’s commitment into the weighting to avoid the effect of very large customers pushing the % down.)

d.	At least 90% of ACV$ coming up for renewal must renew (it is only as low as 90% to allow for Timberland)

3.	Except as set forth above, this plan only applies to contracts entered into in 2010. Additionally this plan and related policies may be modified or terminated by Demandware at any time.

Demandware Confidential	1

I acknowledge and accept the terms and conditions of this compensation plan.

Accepted and agreed to:

/s/ Jeffrey Barnett	4/7/10
Jeff Barnett	Date

Demandware

/s/ Thomas D. Ebling	4/7/10
Tom Ebling, CEO	Date

Demandware Confidential	2

Demandware

2011 Compensation Plan and Sales Commission Structure (the”Plan”)

Jeff Barnett, Executive Vice President Field Operations (the “VP”)

Quota:

VP’s 2011 sales quota is ACV bookings of $12,786,400.

Base Salary:

VP’s base salary is $190,000.

MBO Bonus:

Annual MBO bonus opportunity is $50,000 based on the corporate incentive pool and is evaluated against the following MBO’s:

1.	EU direct sales launched successfully as defined by achieving $4.2M in ACV bookings

2.	Achieve Emerging Brands success as defined by achieving at least 10 new accounts

3.	At least 40 new accounts (both EB & non-EB)

4.	Have at least 50% of new implementations in 2H 2011 be primed by someone other than DW

5.	Customer comp growth GT 25%

Commission Plan:

Annual commission opportunity is $100,000. Commissions will be awarded based on committed, signed contracts. The commission rates for 2010 Quota and above are as follows:

	Commissionable ACV	Commission percent
Base Rates	Up to $12,786,400	0.782%
Accelerated Rates	Over $12,786,400	2% provided criteria below for overage met

Notes:

1.	Payment for earned Commissionable Revenue shall be made on the first available payroll following receipt of an executed contract by Demandware, provided VP

Demandware Confidential	1

is employed by Demandware on such date. No future commissions will be paid after the termination of employment, only what is due as of the termination date.

2.	One of the following criteria must be met in order to be paid at Accelerated Rate

a.	Weighted average GMV commitment % for new business must be 1.75% or higher (Note: the weighted average only counts the first $400K of a new customer’s commitment into the weighting to avoid the effect of very large customers pushing the % down.)

b.	Total renewal ACV value must be at least 100% of pre-renewal ACV value.

3.	Except as set forth above, this plan only applies to contracts entered into in 2011. Additionally this plan and related policies may be modified or terminated by Demandware at any time.

I acknowledge and accept the terms and conditions of this compensation plan.

Accepted and agreed to:

/s/ Jeffrey Barnett	2/16/11
Jeff Barnett	Date

Demandware

/s/ Thomas D. Ebling	2/19/2011
Tom Ebling, CEO	Date

Demandware Confidential	2